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DIAMOND TECHNOLOGY PARTNERS                                           Exhibit 99

On October 19, 2000, Diamond held a conference call with analysts, investors and members of the public. The following is the script of the presentation delivered on the conference call. An audio replay of the conference call is available on Diamond's website at http://www.diamtech.com.

                                      ###

DIAMOND TECHNOLOGY PARTNERS
First Quarter Fiscal Year 2001 Earnings Release


PREPARED COMMENTS

Julia Potter

Good morning and thank you for joining us. I have with me this morning Diamond's CEO Mel Bergstein, our president, Adam Gutstein, vice chairman Mike Mikolajczyk and CFO Karl Bupp. We also have Javier Rubio, Cluster Consulting's CEO, on the line with us from Barcelona.

Let me remind you that any statements made in today's call that are not historical are considered forward-looking and speak only as of today's date. Our actual results may differ materially. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including Form 10Q for the quarter ended June 30, 2000 as well as the preliminary Form S-4 associated with the proposed merger between Diamond and Cluster Consulting, which was filed on October 12th.

We would also like to remind everyone this call is being webcast over the Internet. You can listen to it by going to our website at www.diamtech.com.

This morning we will review for you the quarter's financials and operations, including detailed guidance for your financial models for the next few quarters and next fiscal year. Then we will open the call for questions.


With that, I will turn the floor over to Mel.  Mel?
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Mel Bergstein
-------------

Thanks, Julia.

We are very pleased with our results for the quarter. Not only did we announce the merger with Cluster Consulting, the leading pan-European digital-strategy consulting firm, but we also delivered strong operating and financial results. We believe this should only serve to further differentiate us from many of the other players in the public space. Diamond is about helping CEOs leverage technologies that disrupt their businesses. Our buyer is the generally the CEO. When we are selling work in the executive suite, our competitors are the large strategy-consulting firms and we rarely see competition for our solutions delivery work. So far we have not seen a lengthening in our sales cycles and our demand remains strong.

We reported second quarter revenues of $59.9 million, a 97% increase over $30.5 million reported for the second quarter of fiscal year 2000 and a 15% sequential increase over first quarter fiscal 2001. Net income for the quarter increased 131% to $8.3 million, or 28 cents per diluted share, from $3.6 million, or 14 cents per diluted share, reported for the second quarter of last fiscal year. For the first half of fiscal year 2001, Diamond had revenues of $112 million, a 99% increase over $56.2 million for the first half of fiscal year 2000. Net income for the first half was $15.6 million, or 52 cents per diluted share, a 135% increase over $6.6 million, or 27 cents per diluted share, for the first half of last year.

Our growth was almost exclusively driven by large client companies continuing to do e-business work. We are continuing to see strong demand in the U.S. as well as in Europe where our revenues jumped from 4% to 7% of total revenues. Despite what some alarmists are saying, e-business and e-commerce are not going away. Quite the contrary. What we are seeing is a new business norm. Companies and consumers have developed a very high degree of comfort online because of the success of e-commerce. So what we are seeing now is companies jumping in with both feet as they realize that their future growth engine is in e-business. In addition to one-off opportunities around the Internet--or what we had been calling "carve-outs"--for niche markets, our clients are looking to do whole-company transformations for their existing and expanding markets. They are looking to Diamond to help them define what their new strategy is, and then work with them to build out the technology and other processes through our DMS solutions delivery capability. They are looking to re-invent major parts of their business on this now-proven killer platform. E-business is now becoming more and more "business as usual". For Diamond, this should provide a deeper and more stable revenue stream.

What I'd like to emphasize is that the fundamentals of Diamond's business have not changed and demand is strong. Yes, the dot.com hysteria has subsided, and frankly, that is a good thing. Companies are approaching their strategic initiatives in a more balanced, thoughtful way--as they should. And, that is great news for our business. Diamond is about helping CEOs understand the disruptive nature of technology.

We run our firm like any successful business, with strong operating systems, an experienced management team, and ongoing investments in recruiting and training, business development, infrastructure and intellectual capital. We manage our pipeline very closely and have a sophisticated financial organization, centralized here in Chicago, to give us the information we need to manage and scale this business.

Turning to some highlights during our second quarter, in terms of our vertical industry performance, our financial services vertical showed the strongest growth in the second quarter, representing 36% of revenues in the quarter, up from 31% last quarter. Insurance and healthcare was 13% of revenue, up from 10% last quarter. Consumer and industrial products and services represented 44%, down from 52% last quarter, and telecommunications and utilities stayed flat at 7% of revenues in the quarter. We continue to see strong demand for our strategic work in all verticals. Next quarter, we expect our financial services and our insurance and healthcare verticals to again show the strongest growth. And, of course, upon the close of the merger, we'll have a very strong presence in telecom as well.

Our consultant headcount increased by 126 people, or 25%, to end the quarter at 632 consultants. Our campus-recruiting program is now in full swing. We are on 22 graduate and undergraduate campuses in the U.S., and between Cluster alone and joint Diamond-Cluster recruiting, we are represented at 10 schools internationally. Diamond and Cluster are recruiting jointly at INSEAD in Paris, at IMD in Switzerland and at the London Business School. Last year we recruited 134 consultants from our campus-recruiting program who joined us this year. This year our goal is 150 for Diamond alone, and closer to 230 for DiamondCluster combined.

We believe that building a strong brand is very important, and we believe that investing in our ideas and getting them out into the market is a fundamental tenet of the business. Over the last six years, we have put into place a series of very sophisticated and very successful innovation and branding programs, such as Context magazine, the Diamond Exchange, Insight seminars and our digital strategy electronic newsletters. These programs help us articulate our ideas and help to
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create a dialogue with senior executives. These programs have been very successful here in the U.S. and we plan to take them overseas.

We are planning to conduct our first Diamond Exchange and Insight seminar in Europe next year. We are also distributing about 8,500 copies of Context to European executives and hope to expand this over the next year. Recently, you may have noticed our Context magazine in United Red Carpet Clubs, and we also have prominent distribution space in the Delta, Continental, and US Air Shuttle Magazine racks at La Guardia, Logan, and Reagan International airports. Finally, we are proud to say that Context was nominated this year for 6 Ozzie awards for magazine design excellence. The magazine was nominated for and won three Ozzies last year, and was a finalist for the prestigious National Magazine Award for General Excellence from the American Society of Magazine Editors.

But as important as these innovation programs are, they aren't enough alone to generate the business we need to scale. Business development is the other important piece. We have three full-time partners dedicated to business development. Hawk McIntosh leads this effort for Diamond, and since joining us in September of 1999, he has put into place a systematic approach to business development to proactively generate demand. Hawk and his team work the leads that come from Context and Insight and so forth, and work with our Client Relationship Executives, as they help introduce us to other opportunities for business. And, importantly, the other thing our business development team does is to instill the right sales mentality among our partners. Because at the end of the day, it is the partners that do the work who are going to sell the work. We have in place the basis to create a predictive model for demand, which is a very powerful thing.

These are all things that are normal business investments for Diamond, but given the environment right now, we thought it made sense to reiterate for everyone some of the things that go on behind the scenes to make the business run smoothly.

Now, I'm going to turn it over to Karl to review our financial performance.

Karl?

Karl Bupp
---------

Thanks, Mel.

Let me start off by saying that as we all get ready to operate in a Regulation FD environment, we thought it made sense to not only review the current quarter during this call, but to also give you some guidance for the future. In addition, although they are still a private company, we will also share with you a snapshot of Cluster Consulting's results for the quarter ended September 30th. Based on Diamond's results in the second quarter, we will be raising our guidance for both revenue and cash earnings per share from the numbers we discussed on our September 11 conference call when we announced the merger.

With that said, let me start by reviewing Diamond's numbers for the second quarter. You have heard us say a number of times recently that we are not seeing a decrease in demand, and the results of this quarter certainly substantiate that.

Revenue for the quarter was up 97% to $59.9 million. Net income was up 131% to $8.3 million, or 28 cents per diluted share on a GAAP basis, 29 cents per share if you
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exclude goodwill amortization.  Operating margin, excluding goodwill amortization, was 18.1% and our net income margin was 13.9% for the second quarter in a row. The higher percent increase in net income versus revenue is primarily due to interest income on cash generated from our secondary offering that we completed in March, of this year. As we stated on our September 11th conference call, our target operating margin target before amortization of goodwill and non-cash compensation, is 18-20%. And, our target net margin before amortization, is 12-14%. So, we came in on target on both the operating and bottom line.

Days billings outstanding was 24 days in the quarter. This is up from last quarter, which was at an unusually low 18 days. Our target moving forward, following the close of the merger with Cluster next quarter, will be 35-45 days. This is slightly higher than our previous target of 30 days for Diamond stand alone, and reflects the different collections environment that exists in Europe and Latin America. The cash balance at the end of the quarter was $210 million, a $17 million increase from $193 million in the first quarter. Cash flow from operations was $18.9 million in the quarter, primarily driven by strong profitability. Next quarter, we would expect our cash balance to increase again, excluding the Cluster transaction. When the merger closes, our cash balance will decrease by about $62 million, because we will pay out $44 million in cash to the Cluster shareholders, as well as an estimated $18 million in closing expenses.

We did work for 61 clients in the second quarter, compared with 67 in the first quarter. Our average revenue per client increased significantly, from $778 thousand in the first quarter to $982 thousand in the second quarter. The number of clients billing over $1 million in the quarter increased to 19, up from 17 last quarter and up
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from 10 in the year ago period. Our top 5 clients represented 35% of revenue, up from 31% last quarter, but down significantly from 42% a year ago. Our largest client, Goldman Sachs, was 12% of revenue in the quarter, up from 8% last quarter, but down from 15% a year ago. So, what you are seeing is that we are doing more work, namely solutions delivery work, for our clients and are continuing to build a deep portfolio of significant client relationships.

We added net 126 client-serving professionals in the quarter, bringing our total consulting headcount up to 632, up 25% from 506 at the end of June, and up 60% from 378 at the end of the second quarter last year. This is the largest single quarterly net headcount increase since the company was founded. As most of you know, because of our campus-based recruiting model, we always see the largest headcount increase in the September quarter. And this year's increase is largely the result of the successful campus recruiting effort we had last year.

Annualized client-serving professional turnover in the quarter was 11%, and it was 13% for the last 12 months. This is total turnover--both voluntary and involuntary. As we said before, our target attrition range has been 12-15% annualized. We have said that we are taking that target up to the 15-18% range for the short term following the Cluster merger announcement, but we expect it to return to the 12-15% target range long-term.

Even with the large number of consultants joining us in the quarter, annualized revenue per professional was $421 thousand, down slightly from $436 thousand reported last quarter, but up from $362 thousand in the second quarter of last year. This, year over year increase is largely due to the rate increases we have put in place over the last few quarters.

As you know we have systematically raised rates at least 1 1/4% every quarter for the past three years. This fiscal year we raised rates 12% on April 1st, 1 1/4% on July 1st and 1 1/4% on October 1st. You should expect us to continue to raise rates 1 1/4% every quarter for the foreseeable future. Next quarter, you should expect revenue per professional to decrease slightly, as it has in previous years for the December quarter, as we absorb this large campus hire class. However, we expect revenue per professional, excluding Cluster, to remain above $400 thousand.

We did work for 13 international clients in the quarter, representing 7% of our total revenue, up from 4% last quarter. Business is very good in Europe and we expect this number to continue to increase next quarter. International revenue should jump to about one-third of revenues following the close of our merger with Cluster. While we still have less than 10% of our revenues outside of the U.S., we have found that our European revenue per professional, is consistent with U.S. level. DSOs in Europe, however, are slightly higher, as we had said we expected they would be over time.

While our merger with Cluster has not yet closed, we wanted to give you a snapshot of their results. Cluster ended the September quarter with 376 consultants. They generated revenues of $25 million--and that is in U.S. dollars, and maintained strong operating and net margins, in line with their June 30, 2000 quarter results of 22% and 13%, respectively. Annualized total consultant turnover was 12% in the quarter, down from 17% in the June 30th quarter. DSOs were 87 days, up from 81 days in the June 30th quarter.

[PAUSE]

Now let me give you some guidance on where we think we will be in the third quarter. Based on the second quarter results and the pipeline of opportunities we currently have, we are taking our guidance up for revenues and net income. These numbers assume that the Cluster transaction will close in mid-to late December and we will have only a half a month or so of revenue.

For next quarter--our third fiscal quarter, ending December 31st--we would expect to add another 30 people or so, net, for Diamond. We had previously said we expected to exit the December quarter at about 650, so this guidance is slightly higher. And, assuming the transaction closes in December, we would add another 390 or so Cluster consultants, which would bring our total professional headcount to about 1,050 on December 31, 2000.

On the top line, as we have said in the past, we would be comfortable with roughly a 10% sequential growth for Diamond stand alone, which would put us at $66 million for the third quarter. And, assuming we close the Cluster transaction in mid-to late December, Cluster would add less than a half month's revenue, or about $2 million, putting us at $68 million for the quarter. As far as revenue per professional for the combined entity, it may dip slightly below $400 thousand--but remain above $375 thousand--for a few quarters after the merger closes, but we believe we can return to and sustain a $400 thousand revenue per professional over the long-term.

As far as expenses go, Diamond's project personnel and related expenses line as a percent of revenue should come down slightly, about 20 basis points, due to improved chargeability of the large Q2 start group. Historically, our Q3 gross margin has been at, or slightly better than the Q2 level, and we expect that trend to continue.

Professional development and recruiting should also go down, about 50 basis points, because of the seasonality of our campus recruiting programs and the fact that the majority of the people we will add during this fiscal year have already started. This decrease should be offset by slightly higher sales and marketing expenses. During the second quarter, we continued to invest in marketing and sales efforts like Context and the Diamond Exchange, but we held off on things like new brochures and signage in offices pending the DiamondCluster announcement, which brought sales and marketing down in the second quarter. Management and administrative support will be essentially flat, perhaps 10 basis points higher, in the third quarter due to some additional office space we are taking in Chicago.

In aggregate, we believe our operating margin, excluding amortization, should increase over the second quarter level and be in the range of 18-19%.

Starting in the third quarter, assuming we close the Cluster transaction, we will have a significant increase in goodwill amortization and amortization of non-cash compensation relating to the transaction. The goodwill and non-cash compensation expenses for the merger will be amortized over 5 years. The total amount will depend on the stock price at close. For purposes of modeling, we would use the estimate of $780 million, which was filed in our S-4 on October 12th. That number assumes a stock price of $70.375. That value will fluctuate up or down with the stock price. Using the S-4 number, goodwill and non-cash charges will amount to approximately $39 million per quarter. Since we don't expect the deal to close until late in the third quarter, we should see less than one-sixth of the quarterly goodwill amount in the third quarter. Remember, too, that we have a small amount of goodwill from three previous transactions. Through the end of the year, goodwill from the OmniTech,

Leverage and Momentus transactions will be about $400 thousand a quarter, and because of earnouts, will likely increase next year to about half a million a quarter.

In Q3, again, assuming we close the Cluster transaction, interest income would come down below $3 million because of the cash component of the deal, which, once again, is $44 million in cash to Cluster shareholders and $18 million in estimated closing costs.

Finally, we expect the effective tax rate to be 39%. This would get you to a net margin, excluding amortization, for the third quarter of slightly less than 14%. As far as weighted average shares, we were at 29.9 million shares this quarter and we believe that number will increase about 2 million shares next quarter, which reflects a partial month of Cluster. The impact of all these changes will result in a cash EPS of about 30 cents for the third quarter.

Assuming a December close, the fourth quarter will be our first full quarter of combined operation with Cluster. Starting again with headcount, we think we will end the fiscal year with about 1,110 consultants. We think Diamond will exit the year with about 700 consultants--which is a little higher than our previous guidance of 690, and Cluster will make up the difference.

For revenues, we think Cluster will contribute about $33 million in the fourth quarter, and when you couple that with a 10% sequential growth for Diamond, that would get you just over $105 million for the quarter, and a little over $285 million for the full fiscal year, which is an increase of $5 million over the guidance of $280 million we provided on our September 11 conference call.

In our fourth quarter, you should expect project personnel and related expenses to decrease, a little more than a hundred basis points versus Q3. Historically Q4 has been our best quarter on a gross margin basis because we have had a quarter to assimilate our campus hire group and our large April rate increases and rate increases due to April 1st promotions have fully taken effect. We expect that pattern to continue this year. In addition, this year we will have Cluster integrated into our numbers, and they have a slightly better gross margin than Diamond.

Professional development and recruiting should also decrease as a percent of revenue in the 4th quarter because we are already ahead of our hiring plan. Sales and marketing expenses for the fourth quarter will be about the same as the third quarter as a percent of revenue, and management and administrative support will increase about 40 basis points in the fourth quarter as we grow from 4 offices to 12 following the merger.

We talked about goodwill already. Interest income in the fourth quarter will decrease to about $2.3 million reflecting a full-quarter impact of the cash reduction from the Cluster transaction. Weighted average shares will increase to nearly 40 million, again, reflecting a full quarter impact of the new Cluster employee shares and options. Net margin, excluding amortization, should come in slightly above 13%. This should net out to a cash EPS of about 35 cents for the fourth quarter and $1.19 for the fiscal year. Both numbers reflect a 2 cent cash EPS accretion from the Cluster deal that we said we expected when we announced the merger in September, but the full year number is up $0.04 from the $1.15 we discussed on September 11.

In fiscal year 2002, we will begin to build out DMS in Europe, we expect to have total practice headcount for the combined company of 1,680 as we exit the quarter in March 2002, which is an increase of 80 from our September 11th call. As far as quarterly headcount, we would expect headcount to be 1,230 at the end of the first fiscal quarter; 1,350 at the end of the second quarter; and 1,550 at the end of the third quarter. Again, the second quarter will have the largest headcount increase due to campus starts.

We would be comfortable with a year-over-year revenue growth rate of nearly 60% on a pro forma basis in 2002. The quarterly sequential revenue increases should be about 12%, up from our 10% this year because of Cluster's higher growth rate and the additional growth of DMS Europe. We would probably start the year with slightly less than 12% sequential growth, then increase modestly throughout the year as we begin to grow our DMS capability overseas. Our fiscal 2002 operating margin, excluding goodwill, should be roughly in line with our Q4 fiscal year 2001 operating margin of 19-20%, primarily due to Cluster's higher operating margin.

Quarterly interest income will start slightly below the Q4 2001 level as a result of the annual bonus payout on April 15th and grow roughly $50,000 a quarter throughout 2002. Weighted average shares outstanding should increase about 800,000 per quarter from March 31, 2001. The net of all this should get you to a cash EPS of somewhere between $1.72 and $1.74 for the full fiscal year, up 11 to 13 cents from the $1.61 cash EPS we talked about on September 11. Again, this reflects accretion of 12 cents on a cash EPS basis resulting from the merger with Cluster.

If you are looking to model fiscal year 2003, you should use our target 50% annual growth rate of revenue with an annual cash EPS growth rate of about 40% plus.

I realized that we covered a lot of ground here but we believe this is the best way to get the information out. As I mentioned earlier, we are happy to talk to any of you, but with respect to financial modeling, we will be referring back to the guidance made during this call.

Now I will turn the floor over to Adam Gutstein who will talk about some of the client work we did in the quarter and get you up to speed on the integration efforts we have made around the Cluster transaction.

Adam Gutstein
-------------
Thanks, Karl.

What I want to focus on is the integration efforts. While we have not closed the deal, we see no reason that it won't close by the end of the calendar year and we are doing what we can at this point to operate as a "one-firm" firm. So, let me fill you in on three areas--people, clients, and infrastructure.

Two weeks ago we conducted regional staff meetings in the Americas, and we will continue to do that. And on Friday, we will be doing it in Europe. Cluster is having a regional all-hands meeting and our London office people will be joining the Northern European region for the entire event. And we also have a joint partner meeting scheduled for next month where all partners from both companies will be together. Finally, the new management team has been meeting weekly since the announcement.

As far as new employees, we are going to campus as DiamondCluster International. We gave a joint presentation at Sloan, Harvard and at INSEAD. The reception from the
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students has been extraordinary--the DiamondCluster story is playing very, very well. And, the reaction from the Diamond people and the Cluster people has also been very positive. People are excited both about the increased capability the new firm will have, as well as the opportunity to work internationally. While it is still very early, we have not lost anybody due to the merger. And everyone seems to be excited about being co-founders of the new DiamondCluster company.

The reactions have been equally positive on the client side. We have more than a dozen joint proposals already in the works, and a number of them are opportunities that we as individual firms would not have had the scale or capability to pursue. Just a little more than a month after our announcement, we already have four joint clients. We are working together at Group Endesa, which is the largest utility in Spain, on a portal for home-related services. We are also working at a Portuguese media company with financial print publications, and TV and radio stations. What we are doing there is working together to build a financial portal. In Brazil, we have a joint team working on a digital strategy for a large industrial products and services based conglomerate. This company has interests in a number of industrial products. This is very strategic, core transformation work as we help them design a killer app in their space. And, then just last week we won some work with another company in Portugal. And, this work is about a strategy for an on-line gaming initiative.

It is clear that our clients and prospective clients are finding this merger very attractive. In the U.S., our more aggressive companies find the new broadband wireless capability very appealing, and in Europe and Latin America, our DMS capability is playing very well. We are also reviewing and managing our pipeline together.

Finally, from an infrastructure perspective, we have an integration office in place staffed with people from Diamond and Cluster. This office not only program manages the effort but also has ongoing communications out to all employees. We have integrated our e-mail and have put the Cluster partners on our voice mail system. And we are working to integrate the entire company. Now, while this may seem a minor point, it is a very important point of integration. The sooner our people feel like they are working within one firm, the quicker and stronger we believe the culture and knowledge integration will be.

The initial reactions on all fronts seem to be very positive and our hope is to have the integration essentially complete in 4 to 6 quarters.

And, with that, let me turn it back to Mel.



Mel Bergstein
-------------
Thanks, Adam.

We are very pleased with the quarter, and feel very, very good about our pending merger with Cluster. We believe this was absolutely the right combination, and it was done at exactly the right time. Demand for wireless broadband in Europe is taking off, and it is the right time to have a solutions delivery capability to implement the wireless applications that these businesses are looking to build out now. And, the demand for applications is essentially across all industries, not just telecom. We are also seeing the early adopters starting to clamor to wireless in the U.S. In the U.S, most large companies have done their faster-better-cheaper improvements--which, as we have always said, are important, but do not give sustained advantage. They are now looking to do purposeful innovation work. On Monday, I was reading a piece in the Wall Street Journal. The headline read, "Novelty Isn't Enough to Succeed on the Web." We believe that is right, and that is what Diamond is all about.

As always, we remain committed to our three core strategies that have served us well for nearly seven years of profitable growth--doing great client work, hiring and retaining great people, and building great intellectual capital and a brand.


Now, I'd like to open the call to questions for Javier, Mike, Adam, Karl, or me.



At 9:00am, or after all questions have been answered...
-------------------------------------------------------

MEL'S CLOSING REMARKS

Thank you all for participating. We are all very pleased with the quarter and are very excited about the prospects for the future. We'll see you all next quarter.